EXHIBIT 5.1

OPINION RE LEGALITY

Burnet, Duckworth & Palmer LLP

September 30, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	BakBone Software Incorporated Registration Statement on Form S-8
Registering Shares Issuable Under the BakBone Software Incorporated 2003
Stock Option Plan

Ladies and Gentlemen:

We are Canadian counsel for BakBone Software Incorporated (the “Company”), a corporation validly existing under the laws of Canada. We write to provide our opinion in connection with the filing of the Registration Statement on Form S-8 of the Company registering 10,331,516 shares of the Company’s Common Stock issuable pursuant to the exercise of stock options granted or that may be granted by the Company pursuant to its 2003 Stock Option Plan (the “Plan”).

We have made or caused to be made such investigations and examined originals or copies certified or otherwise identified to our satisfaction, of such records and corporate proceedings, certificates and other documents that we have considered relevant to this opinion. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or confirmed copies or facsimiles.

The opinions expressed herein are limited to the application of the laws of the province of Alberta and the laws of Canada applicable therein, in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Common Stock issuable by the Company pursuant to the exercise of options granted under the Plan, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and in accordance with the definitive stock option agreements governing stock options, will be validly issued, fully paid and non-assessable upon the exercise of the stock options in accordance with the terms thereof.

This opinion may be delivered only to the Securities and Exchange Commission (the “SEC”) and is solely for the benefit of the SEC in connection with the filing of the Registration Statement on Form S-8 of the Company. This opinion may not be relied upon by the SEC for any other purpose or by any other person, firm, or corporation for any purpose without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and the use of our name wherever it appears in said registration statement.

Respectfully submitted,

/s/ BURNET, DUCKWORTH & PALMER LLP

Burnet, Duckworth & Palmer LLP